Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Clarion Partners Real Estate Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$31,444,022	0.0001476	$4,641.14

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$31,444,022

Total Fees Due for Filing			$4,641.14

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$4,641.14